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                                                                      EXHIBIT 12

               UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

     STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

In thousands, except ratios                                  Years Ended December 31,
                                           -------------------------------------------------------------
                                             1996         1995        1994          1993          1992
                                           --------     --------     -------     ---------      --------
Determination of earnings:
   Income (loss) before provision for
     income taxes                          $141,700     $ 89,800     $32,700     $(137,400)     $192,900
   Fixed charges                             27,100       33,600      31,200        30,800        23,400
                                           --------     --------     -------     ---------      --------
         Total earnings as defined          168,800      123,400      63,900      (106,600)      216,300
                                           --------     --------     -------     ---------      --------

Fixed charges and other:
   Interest expense                          13,700       22,600      21,000        19,400        15,500
   Interest portion of rent expense          13,400       11,000      10,200        11,400         7,900
                                           --------     --------     -------     ---------      --------
         Fixed charges                       27,100       33,600      31,200        30,800        23,400

   Capitalized interest                         100          200         300         9,500         6,400
                                           --------     --------     -------     ---------      --------

   Total fixed charges and capitalized
     interest                                27,200       33,800      31,500     $  40,300      $ 29,800
                                                                                 =========      ========

   Preferred stock dividends (1)             30,000       30,000      22,900
                                           --------     --------     -------

Combined fixed charges, capitalized
   interest and preferred stock
   dividends                               $ 57,200     $ 63,800     $54,400
                                           ========     ========     =======

Ratio of Earnings to Fixed Charges
   and Capitalized Interest                     6.2          3.7         2.0       N.M.(2)           7.3
                                           ========     ========     =======     =========      ========

Ratio of Earnings to Combined
   Fixed Charges, Capitalized Interest
   and Preferred Stock Dividends                3.0          1.9         1.2
                                           ========     ========     =======


The ratio of earnings to fixed charges and capitalized interest and to combined fixed charges, capitalized interest and preferred stock dividends is computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges and capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense.



(1) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(2) Earnings were inadequate to cover fixed charges. The dollar amount of the deficiency at 12/31/93 is $147 million. If the restructuring charges of $138 million were excluded from the calculation, the dollar amount of the deficiency would have been $9 million.